Exhibit 2.1

ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made as of June 29, 2005, by and between Tokyo Electron Limited, a Japanese corporation (the “Purchaser”), and Therma-Wave, Inc., a Delaware corporation (the “Seller”). Certain capitalized terms used in this Agreement are defined in Exhibit A hereto.

RECITALS

     WHEREAS, Seller is engaged in the research, development, design, manufacturing, testing, marketing, sale and support of Integrated Metrology and Integrated Metrology Devices (the “Business”);

     WHEREAS, subject to the terms and conditions set forth herein, the Purchaser desires to acquire from Seller, and Seller desires to sell to the Purchaser, certain assets, properties, rights and claims of the Business;

     WHEREAS, the boards of directors of the parties hereto, to the extent applicable, have given due consideration to and approved this Agreement and the transactions contemplated by this Agreement.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

ARTICLE 1. THE TRANSACTION

     1.1 Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, transfer, convey, assign and deliver to Purchaser, and Purchaser shall acquire from Seller all of Seller’s right, title and interest in the following assets, properties, rights and claims of Seller (the “Purchased Assets”):

          (a) Intellectual Property. [***] Seller Intellectual Property;

          (b) Inventory. All inventory of Seller Products, including parts, components, spares and subassemblies, and all raw materials, work in process and finished goods listed on Schedule 1.1(b) (collectively, the “Inventory”);

          (c) Machinery and Equipment. All tools, machinery and equipment used, listed on Schedule 1.1(c) (the “Machinery and Equipment”);

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

          (d) Personal Property. All personal property, including office furnishings, supplies and other tangible personal property listed on Schedule 1.1(d) (the “Personal Property”);

          (e) Contracts. All rights under the Contracts listed on Schedule 1.1(e) of the Seller Disclosure Schedule, provided, that only the Contracts listed on Schedule 1.1(e) shall be deemed Purchased Assets (the “Purchased Contracts”);

          (f) Claims. All transferable claims of Seller against third parties relating solely to any of the Purchased Assets set forth in Sections 1.1(a), 1.1(b), 1.1(c), 1.1(d), 1.1(e), 1.1(g), 1.1(h), and 1.1(i), whether choate or inchoate, known or unknown, contingent or non-contingent, including the right to sue for past, present or future infringement, misappropriation or violation of Seller Intellectual Property;

          (g) Governmental Approvals. All Governmental Approvals (and pending applications therefor) listed on Schedule 1.1(g);

          (h) Technical Documents. All technical, engineering, manufacturing, testing, design, research and development documents, information and materials to the extent embodying Category-1 Intellectual Property or Category-2 Intellectual Property, including without limitation, schematics, drawings, specifications, manuals, bills of materials and user guides for the Seller Product (the “Technical Documents”), provided, that Technical Documents shall not include Intellectual Property Rights except to the extent included in the Seller Intellectual Property; and

          (i) Books and Records. All books, files, papers, agreements, correspondence, databases, information systems, programs, software, documents and records relating solely to the CCD-i Business, or used, held for use or intended to be used solely in the CCD-i Business, on whatever medium, and redacted copies of all such materials relating to the CCD-i Business (with information relating to other than the CCD-i Business having been redacted) (the “Books and Records”), provided, that Books and Records shall not include Intellectual Property Rights except to the extent included in the Seller Intellectual Property.

     1.2 Excluded Assets. Notwithstanding Section 1.1, it is expressly agreed that the following rights, properties and assets of Seller (the “Excluded Assets”) shall not be included in the Purchased Assets:

          (a) Cash. All cash, cash equivalents, marketable securities and similar cash items of Seller and its Affiliates whether or not arising from the conduct of the Business;

          (b) Certain Debt. All intercompany or intracompany receivables and cash balances between Seller and any of its Affiliates or between any of its Affiliates;

          (c) Receivables. Any accounts and notes receivable, checks and negotiable instruments, whether or not arising out of or relating to the Business;

          (d) Real Property Leases. All leases of real property to which Seller is a party or by which Seller is bound;

          (e) Corporate Documents. Corporate seals, certificates of incorporation, minute books, stock transfer records, or other records related to the corporate organization of Seller;

          (f) Records. All (i) personnel records, Tax Returns and other Tax records, and other records that Seller is required by any Legal Requirement to retain in its possession, and (ii) all records prepared in connection with the sale of the Purchased Assets hereunder;

          (g) Taxes. All refunds and rights to refunds of Taxes relating to the Purchased Assets or the Business or otherwise accruing prior to the Closing Date;

          (h) Claims. All claims, actions, deposits, prepayments, refunds, causes of action rights of recovery, rights of set-off, and rights of recoupment of any kind or nature relating to the Excluded Assets, and all rights, claims, causes of action of Seller arising under this Agreement and the Transaction Documents;

          (i) Certain Other Property. All assets, properties, interests and rights of Seller and its Affiliates not related to the Purchased Assets, and all rights and interests to and under the assets listed on Schedule 1.2(i).

     1.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall assign, and the Purchaser shall assume, and agree to pay, perform or otherwise discharge, only the Liabilities arising (a) after the Closing Date under the Purchased Contracts; and (b) after the Closing Date in connection with or relating to the Purchaser’s ownership of the Purchased Assets and operation and conduct of the Business (collectively, the “Assumed Liabilities”).

     1.4 Excluded Liabilities. Except for the Assumed Liabilities, it is expressly agreed that the Purchaser shall not assume and shall not be liable or responsible for any Liability of Seller (collectively, the “Excluded Liabilities”). Without limiting the foregoing, Seller shall retain and be responsible for, and the Purchaser shall not be obligated to assume, and does not assume, any Liability at any time arising from or attributable to:

          (a) Any assets, properties or Contracts, including leases of real property, that are not included in the Purchased Assets;

          (b) Any breaches of any Seller Contract on or prior to the Closing Date or any payments or amounts due under any Seller Contract on or prior to the Closing Date;

          (c) Taxes attributable to or imposed upon Seller, or attributable to or imposed upon the Purchased Assets or the Business for the Pre-Closing Period, with the exception of the portion of Transfer Taxes allocable to the Purchaser pursuant to Section 2.3;

          (d) Any loans, other indebtedness, or accounts payable of Seller, except to the extent arising from events or occurrences after the Closing Date in connection with or relating to the Purchaser’s ownership of the Purchased Assets and operation or conduct of the Business;

          (e) Any Proceeding, charge, complaint, claim or demand initiated at any time, to the extent related to any action or omission by Seller on or prior to the Closing Date, including any Liability for (i) infringement or misappropriation of the Intellectual Property Rights of any Person; (ii) injury, death, property damage or losses caused by the Purchased Assets; or (iii) violations of any Legal Requirements;

          (f) Any Seller Benefit Plans or any employee group medical, dental or life insurance plans or any other Employee matter;

          (g) Payments to Employees or for payroll taxes, including severance obligations accruing or arising on or prior to the Closing Date with respect to the Employees who become employees of the Purchaser;

          (h) The performance of this Agreement by Seller and the consummation of the Transaction by Seller;

          (i) Any violation of Environmental Law or any Release of Hazardous Substances arising out of any facts, circumstances or conditions existing on or prior to the Closing Date in connection with the Business as conducted by Seller or the Purchased Assets;

          (j) Any costs or expenses incurred in shutting down and removing equipment not acquired by the Purchaser;

          (k) Any Liability for expenses and fees incurred by Seller incidental to the preparation of the Transaction Documents, preparation or delivery of materials or information requested by the Purchaser, and the consummation of the Transaction, including all broker, counsel and accounting fees (but excluding the portion of Transfer Taxes allocable to the Purchaser pursuant to Section 2.3);

          (l) Any Liability for credit balances, credit memos and all other amounts due to vendors, suppliers, dealers, distributors and customers, except to the extent arising from events or occurrences after the Closing Date in connection with or relating to the Purchaser’s ownership of the Purchased Assets and operation or conduct of the Business; and

          (m) Any Liability arising from or relating to the Excluded Assets.

     1.5 Assignment and Assumption.

          (a) Except as set forth on Schedule 1.5(a), if an attempted sale, assignment, transfer or delivery of any Purchased Asset would be ineffective without the Consent of any third party, or if such an act would violate the rights of any third party in the Purchased Assets, and the applicable Consent has not been obtained on or prior to the Closing Date, this Agreement shall not constitute an actual or attempted sale, assignment, transfer or delivery of such Purchased Asset (each, a “Restricted Asset”). Unless and until any such Consent is obtained, such Restricted Asset shall not constitute a Purchased Asset and any associated Liability shall not constitute an Assumed Liability for any purpose hereunder.

          (b) In any such case, if the Closing has occurred, Seller shall use commercially reasonable efforts to obtain, as soon as practicable, any such Consents. The Purchaser shall cooperate reasonably with Seller in obtaining such Consents, provided that the Purchaser shall not be required to pay any cash consideration therefor or give or allow to remain in effect any guaranty, letter of credit, performance bond or other financial assurance.

          (c) Until such Consent shall have been obtained, Seller shall at its expense effect an alternate arrangement, in the form of a license, sublease, operating agreement or other arrangement, in any case reasonably satisfactory to the Purchaser, which results in the Purchaser receiving all the benefits and bearing all the ordinary course costs, liabilities and other obligations with respect to each Restricted Asset.

     1.6 Bulk Sales Law. Purchaser hereby waives compliance by Seller with the requirements and provisions of any “bulk-transfer” Legal Requirements that may otherwise be applicable with respect to the sale of the Purchased Assets to Purchaser.

ARTICLE 2. PURCHASE AND SALE

     2.1 Terms of Purchase and Sale. Subject to the terms of this Agreement, the full consideration for the sale, transfer, conveyance, assignment and delivery of the Purchased Assets and the other rights granted to Seller under this Agreement and the execution and delivery of the Transaction Documents by Seller to the Purchaser shall be (i) Nine Million Nine Hundred Fifty Thousand Dollars ($9,950,000) (the “Purchase Price”), of which amount Eight Million Nine Hundred Fifty Thousand Dollars ($8,950,000) shall be payable by wire transfer of immediately available U.S. funds and One Million Dollars ($1,000,000) shall be payable by application of a refund of a prepayment of the purchase orders set forth on Schedule 2.1; and (ii) assumption by Purchaser of the Assumed Liabilities, in each case, at the Closing.

     2.2 Allocation of Purchase Price. Seller shall prepare an allocation of the Purchase Price among the Purchased Assets and the licenses described in Section 7.3(b) hereof in accordance with Section 1060 of the Code and the regulations promulgated thereunder (the “Allocation Schedule”), and Seller shall deliver the Allocation Schedule to Purchaser on the Closing Date. The Allocation Schedule shall be conclusive and binding upon Purchaser and Seller for all purposes, and the parties agree that all returns, reports (including IRS Form 8594) and withholding shall be consistent with (and the parties shall not otherwise file a Tax Return or take a position before any Tax Authority or in any judicial proceeding that is inconsistent with) the Allocation Schedule unless required by the IRS or any other applicable taxing authority. The parties shall cooperate with each other in connection with the preparation, execution and filing of all Tax Returns related to the Allocation Schedule, and they shall promptly advise each other regarding the existence of any tax audit, controversy or litigation related to such Allocation Schedule.

     2.3 Transfer Taxes; Prorations.

          (a) All Transfer Taxes imposed or levied by reason of, in connection with or attributable to this Agreement and the Transaction shall be borne equally by the Purchaser and Seller; provided, however, that in no event shall Purchaser have any Liability for Transfer Taxes exceeding Forty Nine Thousand Dollars ($49,000). The parties shall cooperate with each other to the extent reasonably requested and legally permitted to minimize any such Transfer Taxes. The party required by applicable law to file a Tax Return with respect to such Transfer Taxes shall do so within the time period prescribed by law, and the other party shall promptly reimburse such party for its allocated portion of the amount of such Transfer Taxes upon receipt of notice that such Transfer Taxes have been paid.

          (b) Seller shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of the Purchased Assets attributable to the Pre-Closing Period.

          (c) The Purchaser shall be responsible for and shall pay any Taxes arising or resulting from or in connection with the conduct of the Business or the ownership of the Purchased Assets attributable to any taxable period beginning after the close of business on the Closing Date or, in the case of any tax period which includes, but does not begin, after the close of business on the Closing Date, the portion of such period beginning after the close of business on the Closing Date.

          (d) All real property, personal property, ad valorem or other similar Taxes (not including income Taxes) levied with respect to the Purchased Assets or the Business for a taxable period which includes (but does not end on) the Closing Date shall be apportioned between the Purchaser and Seller based on the number of days included in such period through and including the Closing Date and the number of days included in such period after the Closing Date.

     2.4 Withholding Taxes on Royalties. The parties shall cooperate with each other to the extent reasonably requested and legally permitted, in accordance with the New U.S.-Japan Tax Treaty ratified by the United States and Japan on March 30, 2004, to minimize any withholding taxes accruing to Purchaser and arising from any royalties paid or payable to Seller pursuant to the licenses granted under Section 7.2, and Seller shall use commercially reasonable efforts to file an Application Form for Income Tax Convention and related documents with the Japanese National Tax Agency no later than the day prior to the date a royalty payment is made and obtain a current Certification of United States Residency (Form 6166) from the Internal Revenue Service, U.S. Department of the Treasury. The parties agree that the portion of the Purchase Price allocable to the licenses granted under Section 7.3 shall be as set forth in Schedule 2.4.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as set forth in the disclosure schedule of Seller delivered to the Purchaser concurrently with the execution and delivery of this Agreement (the “Seller Disclosure Schedule”), Seller hereby represents and warrants to the Purchaser that, as of the date hereof:

     3.1 Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Seller is duly qualified or licensed as a foreign corporation to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on the Seller.

     3.2 Authority. Seller has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its obligations hereunder, and to consummate the Transaction. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by Seller of the Transaction have been duly and validly authorized by all requisite action and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the Transaction. This Agreement has been, and at Closing the other Transaction Documents shall be, duly and validly executed and delivered by Seller. This Agreement constitutes, and at Closing the other Transaction Documents shall (assuming due authorization, execution and delivery by Purchaser) constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

     3.3 No Conflicts; Required Consents. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller do not and will not, with or without notice or lapse of time:

          (a) conflict with or violate Seller’s Certificate of Incorporation or bylaws or equivalent organizational documents;

          (b) conflict with or violate any Legal Requirement applicable to Seller or by which any property or asset of Seller is bound or affected, except where the existence of such conflict or violation would not, individually or in the aggregate, have a Material Adverse Effect on the Business;

          (c) result in any material breach of or constitute a material default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of Seller under any Purchased Contract;

          (d) violate or conflict with any other material restriction of any kind or character to which Seller is subject, except where the existence of such conflict or violation would not, individually or in the aggregate, have a Material Adverse Effect on the Business; or

          (e) require Seller to obtain any Consent of, or make or deliver any filing or notice to, any Person or Governmental Authority, except where the failure to obtain such Consent or make or deliver such notice would not, individually or in the aggregate, have a Material Adverse Effect on the Business.

     3.4 Absence of Changes. Since December 26, 2004 and through the date hereof, Seller has conducted the Business in the ordinary course of business, consistent with past practice, and there has not been any amendment or other modification of the material terms of any Purchased Contract or Governmental Approval required with respect to Seller’s conduct of the Business or its ownership of the Purchased Assets; transfer to any Person of rights to Seller’s Intellectual Property Rights; event, circumstance, action or failure to take any action that would cause or is reasonably likely to cause or result in a Material Adverse Effect on the Business; entry into any Contract to take any of the actions described in this Section 3.4.

     3.5 Inventory; Machinery and Equipment.

          (a) At least eighty percent (80%) of the Inventory is fit for the purpose for which it is intended and is useable in the ordinary course of business by Seller in its conduct of the Business.

          (b) The Machinery and Equipment is fit for the purpose for which it is intended and is useable in the ordinary course of business by Seller in its conduct of the Business.

     3.6 Contracts. Section 3.6 of the Seller Disclosure Schedule provides a true and complete list of each material Business Contract to which Seller is a party or by which Seller is otherwise bound (collectively, the “Material Business Contracts”). True and complete copies of each such written Material Business Contract and true and complete written summaries of each such oral Material Business Contract (including all amendments, supplements, modifications and waivers thereof) have been delivered to the Purchaser or its Representatives by Seller. Each Material Business Contract is currently valid and in full force and effect, and is enforceable by Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses. Seller is not in default, and no party has notified Seller that it is in default, under any Material Business Contract. To Seller’s Knowledge, no event has occurred, and no circumstance or condition exists, that reasonably would be expected to, with or without notice or lapse of time: (a) result in a violation or breach of any of the provisions of any Material Business Contract; (b) give any Person the right to declare a default or exercise any remedy under any Material Business Contract; or (c) give any Person the right to accelerate the maturity or performance of any Material Business Contract or to cancel, terminate or modify any Material Business Contract. Seller has not waived any of its material rights under any Material Business Contract.

     3.7 Insurance. The Purchased Assets are covered by insurance policies, self-insurance arrangements and/or indemnity bonds (collectively, the “Insurance Policies”) that are currently in effect in insured amounts and with terms and conditions that are reasonable for the Purchased Assets.

     3.8 Title; Sufficiency; Condition of Assets.

          (a) Seller has good and valid title to all of the tangible Purchased Assets free and clear of any Encumbrances. Seller has full right and power to sell, convey, assign, transfer and deliver to the Purchaser good and valid title to all of the tangible Purchased Assets, free and clear of any and all Encumbrances.

          (b) Except for (i) any assets, personnel or rights used to provide services to Purchaser pursuant to Section 7.6; and (ii) any general corporate or administrative services provided by Seller in connection with the conduct or operation of the Business, the sale, transfer and assignment of the Purchased Assets as contemplated by this Agreement shall give the Purchaser possession of, and the right to use, all the tangible assets required to conduct the Business as presently conducted by Seller.

          (c) The Personal Property and Machinery and Equipment are in good operating condition and repair, ordinary wear and tear excepted, and conform to all material Legal Requirements.

     3.9 Intellectual Property.

          (a) Schedule 1.1(a) sets forth an accurate and complete list of all Seller Registered Intellectual Property Rights, specifying as to each:

               (i) the jurisdictions by or in which such Seller Registered Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers and dates of issuance, registration or filing, and

               (ii) Contracts, licenses, sublicenses, agreements and other arrangements as to which Seller is a party or by which Seller is bound and pursuant to which any other Person is authorized to use such Seller Registered Intellectual Property Right, excluding implied licenses running with Seller’s products in the ordinary course of business.

          (b) Section 3.9(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of all material Third Party Licensed Intellectual Property used by Seller in or necessary to the conduct of the Business as currently conducted by Seller, specifying as to each:

               (i) the licensor of such Third Party Licensed Intellectual Property, and

               (ii) Contracts, licenses, sublicenses, agreements and other arrangements as to which Seller is a party or by which Seller is bound and pursuant to which Seller is authorized to use such Third Party Licensed Intellectual Property.

          (c) Each item of Seller Registered Intellectual Property is (i) to the Knowledge of Seller, valid; and (ii) subsisting and in full force and effect, has not been abandoned or passed into the public domain, and is free and clear of any Encumbrances.

          (d) The Seller Intellectual Property, [***], constitute (i) all the Intellectual Property Rights of Seller used, contemplated to be used or applicable for use in the field of Integrated Metrology; and (ii) all the Intellectual Property Rights of Seller used in and/or necessary to the conduct of the Business as it is currently conducted, including the design,

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

development, manufacture, use, import and sale of any Seller Product (including those currently under development). No Affiliates of Seller own any Patents relating to Integrated Metrology.

          (e) Each item of Seller Intellectual Property is (i) exclusively owned by Seller, and (ii) to Seller’s Knowledge, was written and created solely by employees of Seller acting within the scope of their employment or by third parties, all of which employees and third parties have validly and irrevocably assigned all of their rights, including Intellectual Property Rights therein, to Seller.

          (f) In each case in which Seller has acquired any Seller Intellectual Property from any Person, Seller has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Seller Intellectual Property (including the right to seek past and future damages with respect thereto) to Seller. Seller has not transferred ownership of, or granted any license of or right to use, or authorized the retention of any rights to use or joint ownership of, any Seller Intellectual Property to any such Person.

          (g) Seller has no Knowledge of any facts, circumstances or information that would render any Seller Intellectual Property invalid or unenforceable or would adversely affect any pending application for any Seller Registered Intellectual Property Right. Seller has not misrepresented or failed to disclose, and has no Knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Seller Registered Intellectual Property Right that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Seller Registered Intellectual Property Right.

          (h) All necessary registration, maintenance and renewal fees in connection with the Seller Registered Intellectual Property Rights have been paid and all necessary documents and certificates in connection with such Seller Registered Intellectual Property Rights have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Seller Registered Intellectual Property Rights. There are no actions that must be taken by Seller or Purchaser, as assignee of or successor to the Seller Registered Intellectual Property Rights, within ninety (90) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Seller Registered Intellectual Property Rights. To the maximum extent provided for by, and in accordance with, applicable laws and regulations, Seller has recorded in a timely manner each such assignment of a Seller Registered Intellectual Property Right assigned to Seller with the relevant governmental authority, including the United States Patent and Trademark Office, the United States Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be.

          (i) Seller has taken reasonable steps to maintain and protect the Seller Intellectual Property and the secrecy, confidentiality and value of, and Seller’s rights in, the Confidential Information and Trade Secrets included in the Seller Intellectual Property and those provided by any Person to Seller, including by having and enforcing a policy requiring all current and former employees, consultants and contractors of Seller to execute appropriate confidentiality and assignment agreements. Seller has no Knowledge of any violation or unauthorized disclosure of any such Trade Secret or Confidential Information, or obligations of confidentiality with respect thereto.

          (j) To the Knowledge of Seller, the research, development, design, use, manufacture, testing, marketing, support and sale of CCD-i Hardware (including the CCD-i Hardware sold by Seller under the TEL Contract), alone and not in combination with any other product or technology, does not and shall not, and shall not when done by the Purchaser following the Closing, infringe or misappropriate any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity), defame or libel any Person or constitute unfair competition or trade practices under the laws of any jurisdiction, and Seller has not received notice from any Person claiming that any such research, development, design, use, manufacture, testing, marketing, support or sale of CCD-i Hardware, alone and not in combination with any other product or technology, infringes or misappropriates any Intellectual Property Rights of any Person (including any right of privacy or publicity), or defames or libels any Person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Seller have Knowledge of any basis therefor).

          (k) Seller has not made any claims in writing against any Person alleging violation, infringement or misappropriation of any Seller Intellectual Property, and Seller has not invited in writing any Person to take a license of any Seller Intellectual Property that has not taken such license.

          (l) Other than office actions, there are no Proceedings before any Governmental Authority (including before the United States Patent and Trademark Office) anywhere in the world in which a Governmental Entity or other third party is challenging the ownership, validity or enforceability of the Seller Registered Intellectual Property.

          (m) No Seller Intellectual Property or Seller Product is subject to any Proceeding, or to any outstanding decree, order, judgment, settlement agreement or stipulation to which Seller is a party or to which Seller is bound, that restricts in any manner the use, transfer, sale or licensing thereof by Seller or that may result in the invalidity or unenforceability of the Seller Registered Intellectual Property Rights.

          (n) There is no Seller Contract affecting or relating to any Seller Intellectual Property under which there is any dispute between Seller and a third party regarding the scope of such Seller Contract, or performance under such Seller Contract, including with respect to any payments to be made or received by Seller thereunder.

          (o) All Seller Intellectual Property shall be fully transferable by the Purchaser without restriction and without payment of any kind to any third party.

          (p) Neither this Agreement nor the Transaction, including the assignment to the Purchaser of the Purchased Contracts, will result in the Purchaser, by virtue of any rights or obligations under any Seller Contract, (i) granting to any third party any right to, or with respect to, any Intellectual Property Right (other than Seller Intellectual Property) owned by, or licensed to, the Purchaser; (ii) being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its businesses operated by Purchaser; or (iii) being obligated to pay any royalties or other amounts to any third party, other than amounts Seller is obligated to pay pursuant to Purchased Contracts prior to Closing.

          (q) No “freeware,” “open source,” “public license” or similarly licensed software (collectively, “Open Source Software”) has been used with, distributed with or incorporated into the Seller Products in any manner that would require Seller to disclose source code for its proprietary software, distribute its proprietary software without charge or at a reduced charge, or distribute its proprietary software under license terms dictated by any licensors of Open Source Software.

          (r) No registered Trademarks of Seller, applications of Seller to register Trademarks, including intent to use applications, or other registrations or applications related to Trademarks of Seller, and no Registered Intellectual Property Rights of Seller (excluding Patents), have been used or are currently being used in the Business.

     3.10 Customers and Suppliers.

          (a) Section 3.10(a) of the Seller Disclosure Schedule sets forth an accurate and complete list of each customer of Seller relating to the Business during the two (2) years prior to the date hereof, and Seller has not sold, transferred, assigned or otherwise distributed or made available any Seller Products to any Person other than those listed therein.

          (b) There has not been any change in the relationship of Seller, or, to Seller’s Knowledge, any third party to whom Seller outsources manufacturing, with any material supplier, sole source supplier, or any supplier from whom Seller purchased more than ten percent (10%) of the total goods or services which it purchased during the two (2) years prior to the date hereof, that would have a Material Adverse Effect on the Business. For each of the last two (2) years prior to the date hereof, Section 3.10(b) of the Seller Disclosure Schedule sets forth an accurate and complete list of (i) the ten (10) largest suppliers of the Business as conducted by Seller determined on the basis of dollar volume; and (ii) all sole source suppliers of significant goods or services to the Business as conducted by Seller with respect to which practical alternative sources of supply are not available on comparable terms and conditions.

     3.11 Employees and Consultants.

          (a) Compensation. Section 3.11(a) of the Seller Disclosure Schedule sets forth an accurate, correct and complete list of all:

               (i) employees of Seller whose duties relate primarily to Seller’s conduct of the Business as of the date hereof (collectively, the “Employees”), including each Employee’s name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and rate of accrual thereof, other paid leave, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise); and

               (ii) individuals who are currently performing services for Seller primarily related to the Business as conducted by Seller who are classified as “consultants” or “independent contractors”, including each such individual’s name and present compensation (including bonuses, commissions and deferred compensation).

          (b) Employees and Contracts. No Business Employee of Seller has been granted the right to continued employment by Seller or to any material compensation following termination of employment with Seller. No Business Employee is eligible for payments that would constitute “parachute payments” under Section 280G of the Code. Seller has no Knowledge that any Business Employee intends to terminate his or her employment or other engagement with Seller, nor does Seller have a present intention to terminate the employment of any Business Employee prior to the Termination Date.

          (c) Disputes. There are no material claims, disputes or controversies pending or, to the Knowledge of Seller, threatened, involving any Employee.

          (d) Compliance with Legal Requirements. Seller has complied with all material Legal Requirements related to the employment of the Business Employees, including provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes. Seller has no material Liability under any Legal Requirements related to employment of the Business Employees and attributable to an event occurring or a state of facts existing prior to the date thereof.

          (e) WARN Act. Seller is in full compliance with the Worker Readjustment and Notification Act (the “WARN Act”) (29 U.S.C. §2101 et seq.), including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any “plant closing” or “mass layoff” to “affected Employees,” “representatives” and any state dislocated worker unit and local government officials. No reduction in the notification period under the WARN Act is being relied upon by Seller.

          (f) Unions. Seller has no collective bargaining agreements with any Business Employee. To the Knowledge of Seller, there is no labor union organizing or election activity involving the Employees that is pending or threatened with respect to Seller.

     3.12 Seller Benefit Plans. Seller has maintained and funded all of its Seller Benefit Plans in accordance with their terms and all applicable Legal Requirements. Nothing contained in any of the Seller Benefit Plans will obligate the Purchaser or its Affiliates to provide any benefits to Seller’s Employees and former Employees, or beneficiaries of Seller’s Employees and former Employees, or to make any contributions to any plans from and after the Closing.

     3.13 Compliance with Laws; Governmental Approvals. Seller is not now and during the past two (2) years has not been in conflict with, or in default, breach or violation of, any material Legal Requirement applicable to the Business as conducted by Seller or the Purchased Assets. Seller is in possession of all Governmental Approvals necessary for Seller to own, lease and operate the Purchased Assets or to carry on the Business as it is now being conducted by Seller, except where the failure to obtain such Governmental Approval would not, individually or in the aggregate, have a Material Adverse Effect on the Business. No suspension or cancellation of any Governmental Approvals relating to the Business as conducted by Seller or the Purchased Assets is pending or, to the Knowledge of Seller, threatened, and except for those Governmental Approvals set forth in Section 3.13 of the Seller Disclosure Schedule, no other Governmental Approval is required to be obtained or filed in connection with the execution and delivery of this Agreement and the other Transaction Documents, except where the failure to obtain or file any such Governmental Approval would not, individually or in the aggregate, have a Material Adverse Effect on the Business.

     3.14 Litigation. There is no Proceeding pending or, to the Knowledge of Seller, threatened against Seller relating to the Business or to the Purchased Assets, or, to the Knowledge of Seller, against or affecting the Business as conducted by Seller or the Purchased Assets. Neither Seller nor any property or asset of Seller is subject to any Order that would prevent or materially delay the consummation of the Transaction or would have a Material Adverse Effect on the Business.

     3.15 Taxes.

          (a) To the extent failure to do so would have an adverse effect on the Purchased Assets or the Purchaser’s ownership of the Purchased Assets or operation of the Business, Seller has (i) timely filed all Tax Returns relating to the Business that it was required to file, and such Tax Returns are true, correct and complete in all respects; and (ii) timely paid all Taxes shown to be payable on such Tax Returns or on subsequent assessments with respect thereto, and no other Taxes relating to the Business are due and payable by Seller with respect to any period ending prior to the date of this Agreement. Seller has withheld and paid all Taxes relating to the Business required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. There are no liens for Taxes on the Purchased Assets, other than liens for Taxes not yet due and payable.

          (b) To the Knowledge of Seller, (i) no audit of any Tax Return relating to the Business is currently pending or threatened; and (ii) to the extent applicable to the Purchased Assets or the Purchaser’s ownership of the Purchased Assets or operation of the Business, no claim has ever been made by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns relating to the Business that it is or may be subject to taxation by that jurisdiction.

          (c) Seller has treated itself as owner of each of the Purchased Assets for Tax purposes. None of the Purchased Assets is the subject of a “safe-harbor lease” within the provisions of former Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the Purchased Assets directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the Purchased Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

          (d) The Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code.

     3.16 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Seller.

     3.17 Fraudulent Conveyance. Seller is not entering into the Transaction with the intent to hinder, delay or defraud any Person to which it is, or may become, indebted. Seller’s assets, at a fair valuation, exceed its liabilities, and Seller is able, and will continue to be able after the Closing of the Transaction, to meet its debts as they mature and will not become insolvent as a result of the Transaction. After the Closing of the Transaction, Seller will have sufficient capital and property remaining to conduct the business in which it will thereafter be engaged.

     3.18 Product Warranties. Except as set forth in the Business Contracts, none of the Seller Products are subject to any guaranty, warranty or other indemnity. Seller has not been notified in writing of any claims for (and Seller does not have any Knowledge of any overtly threatened claims for) any extraordinary product returns, warranty obligations or product services relating to any of the Seller Products. There have been no product recalls, withdrawals or seizures with respect to any of the Seller Products.

     3.19 Product Liabilities. Seller has not had, nor to Seller’s Knowledge does Seller have, any Liability (and, to Sellers’ Knowledge, there is no reasonable basis for any Proceeding, charge, complaint, claim or demand against it giving rise to any Liability) arising out of any injury to any Person or property as a result of the ownership, possession or use of any of the Seller Products.

     3.20 Full Disclosure. No representation or warranty made by Seller in this Article 3 (as qualified by the Seller Disclosure Schedules) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, not misleading. Seller understands and acknowledges that Purchaser is entering into this Agreement in reliance upon the representations and warranties of Seller made herein.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     Except as set forth in the disclosure schedules of the Purchaser delivered to Seller concurrently with the execution and delivery of this Agreement (the “Purchaser Disclosure Schedules”), the Purchaser hereby represents and warrants to Seller that, as of the date hereof:

     4.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to own, lease and operate their respective properties and to carry on their businesses as now being conducted. The Purchaser is duly qualified or licensed as a foreign corporation to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on the Purchaser.

     4.2 Authority. The Purchaser has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform its obligations hereunder, and to consummate the Transaction. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Purchaser of the Transaction has been duly and validly authorized by all requisite action and no other corporate proceeding on the part of the Purchaser is necessary to authorize this Agreement and the other Transaction Documents to which it is a party or to consummate the Transaction. This Agreement has been, and at Closing the other Transaction Documents to which it is a party shall be, duly and validly executed and delivered by the Purchaser. This Agreement constitutes, and at Closing the other Transaction Documents to which it is a party shall (assuming due authorization, execution and delivery by Seller) constitute, the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

     4.3 No Conflicts; Required Consents. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by the Purchaser do not and will not, with or without notice or lapse of time:

          (a) conflict with or violate the Articles of Incorporation or bylaws or equivalent organizational documents of the Purchaser;

          (b) conflict with or violate any Legal Requirement applicable to the Purchaser or by which any property or asset of the Purchaser is bound or affected, except where the existence of such conflict or violation would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser;

          (c) result in any material breach of or constitute a material default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any property or asset of the Purchaser under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, except where the existence of such breach, default or right or the creation of such Encumbrance would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser;

          (d) violate or conflict with any other material restriction of any kind or character to which the Purchaser is subject, except where the existence of any such violation or conflict would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser; or

          (e) require the Purchaser to obtain any Consent of, or make or deliver any filing or notice to, a Governmental Authority, except where the failure to obtain such Consent or make or deliver such filing or notice would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

     4.4 Financing. Purchaser has and will have at Closing (i) sufficient funds available to pay that portion of the Purchase Price that is payable in cash; and (ii) the resources and capabilities (financial or otherwise) to perform its obligations hereunder and under the Transaction Documents to which it is a party.

ARTICLE 5. EMPLOYEE MATTERS

     5.1 Employees. On or prior to the Closing Date, Timbre Technologies, Inc., a California corporation (“TTI”), shall deliver to those employees of Seller who are listed on Schedule 5.1 (collectively, the “Business Employees”) offers of employment for full-time employment with TTI, such employment to begin with TTI effective July 11, 2005. As of July 10, 2005 (the “Termination Date”), Seller and its Affiliates shall terminate, waive and release their rights under any covenants regarding (i) Confidential Information (only with respect to the Purchased Assets and Assumed Liabilities) and (ii) non-competition rights, in each case arising under Contracts with any Business Employee who shall have accepted Purchaser’s offer of employment and resigned as an employee of Seller. The parties acknowledge and agree that it is not the intention of the parties that any Contracts of employment of any employees of Seller be assumed by TTI as a result of the Transaction. Seller shall use commercially reasonable efforts to encourage the Business Employees to continue their employment with Seller until the Termination Date and shall cooperate with TTI in connection with encouraging the Business Employees to accept such employment offers with TTI.

     5.2 Employee Benefit Arrangements. Seller and TTI shall cooperate, both before and after the Closing Date, to (a) exchange information related to those Business Employees who shall have accepted Purchaser’s offer of employment, including employment records, benefits information, and financial statements and (b) take any other actions with respect to such Business Employees and their respective beneficiaries and dependents. Seller shall indemnify and hold the TTI, Purchaser and their Affiliates harmless against any severance, termination, or other Liabilities based upon prior policies of Seller and its Affiliates arising from the transaction contemplated by the Transaction Documents.

     5.3 Compensation Reporting. The Purchaser shall use commercially reasonable efforts to prepare and furnish to each of the Business Employees who accepts an offer of employment by TTI a Form W-2 that shall reflect all wages and compensation paid to such Business Employee for the entire calendar year in which the Closing Date occurs. Seller shall use commercially reasonable efforts to furnish to the Purchaser the Forms W-4 and W-5 of each such Business Employee who accepts an offer of employment by TTI for the portion of the calendar year up to and including the Termination Date. The Purchaser shall use commercially reasonable efforts to send to the appropriate Social Security Administration office a duly completed Form W-3 and accompany copies of the completed Forms W-2. It is the intent of the parties hereunder that the obligations of Purchaser and Seller under this Section 5.3 shall be carried out in accordance with Section 5 of Revenue Procedure 2004-53.

     5.4 Compliance with Legal Requirements and Other Obligations. Prior to the Termination Date, at its sole cost and expense, Seller shall take all actions necessary to comply with all appropriate Legal Requirements in connection with Seller’s employment of the Business Employees, including any Legal Requirements under the WARN Act. Seller shall be solely responsible, before and after the Closing, for the payment of any amounts required to be paid under any Legal Requirement, including the WARN Act and any similar state laws, as a result of the termination or layoff of any employee of Seller who is not a Business Employee in connection with this Transaction. Prior to the Closing, Seller shall perform all of its contractual and other obligations in connection with the employment of its Employees.

     5.5 No Benefit to Seller Employees Intended. This Article 5 is not intended to, and does not, create any rights or obligations to or for the benefit of anyone other than TTI, Purchaser and Seller.

ARTICLE 6. PRE-CLOSING COVENANTS

     6.1 Seller’s Conduct of the Business. From the date of this Agreement until the earlier of the Closing Date or termination of this Agreement, Seller covenants and agrees that the Business shall be conducted only in the ordinary course of business and in a manner consistent with past practice; and Seller shall use its commercially reasonable efforts to preserve substantially intact the Business as conducted by Seller and the Purchased Assets, to keep available the services of the Business Employees and to preserve the current relationships of Seller with customers, suppliers and other Persons with which Seller has significant business relations relating to the Business as conducted by Seller. Seller shall promptly notify Purchaser of any event or occurrence not in the ordinary course of the Business as conducted by Seller, and any event of which Seller is or becomes aware which reasonably would be expected to have a Material Adverse Effect on the Business (even if the likelihood of such event or occurrence has previously been disclosed or could result from any item set forth in the Seller Disclosure Schedule). Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, Seller shall not, from the date of this Agreement until the Closing Date, directly or indirectly, do or propose to do any of the following without the prior written consent of Purchaser (which consent shall not be unreasonably conditioned, withheld or delayed): (a) amend or otherwise modify the material terms of any Purchased Contract; (b) transfer to any person or entity any rights to Seller’s Intellectual Property Rights; (c) sell, lease, license or otherwise dispose of any of the Purchased Assets outside of the ordinary course of business; (d) take any action or fail to take any action that would cause a Material Adverse Effect on the Business; or (e) enter into any contract or agree, in writing or otherwise, to take any of the actions described above in this Section 6.1.

     6.2 No Solicitation. Until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to its terms, Seller shall not, and Seller shall not authorize its Representatives to, directly or indirectly:

          (a) initiate, solicit or encourage (including by way of furnishing Confidential Information regarding the Business, the Purchased Assets or Assumed Liabilities) any inquiries, or make any statements to third parties, which may reasonably be expected to lead to any proposal concerning the sale of the Business, the Purchased Assets or Assumed Liabilities (a “Competing Transaction”); or

          (b) hold any discussions or enter into any agreements with, or provide any Confidential Information of Seller or respond to, any Person concerning a potential Competing

Transaction or cooperate in any way with, agree to, assist or participate in, solicit, facilitate or encourage any effort or attempt by any third party to do or seek any of the foregoing.

          If at any time prior to the earlier of (i) the Closing and (ii) the termination of this Agreement pursuant to its terms, Seller is contacted by or receives any inquiry or proposal from a third party concerning a Competing Transaction (a “Competing Party”), Seller shall promptly deliver to Purchaser written notification regarding such contact and furnish Purchaser with a copy of any inquiry or proposal, or, if not in writing, a description thereof, including the name of such Competing Party, and Seller shall keep Purchaser informed of the status and details of any future notices, requests, correspondence or communications related thereto.

     6.3 Consents. Seller shall use commercially reasonable efforts to obtain prior to Closing all material Consents from Governmental Authorities or other Persons under any Purchased Contracts as may be required in connection with the Transaction so as to preserve all rights of and benefits to Seller thereunder. Any costs incurred in obtaining the Consents shall be borne by the Seller.

     6.4 Certain Notifications.

          (a) From the date hereof until the earlier of the Closing Date or termination of this Agreement, Seller shall give prompt notice to the Purchaser of (a) the occurrence or non-occurrence of any event, or existence or non-existence of any condition, fact or circumstance, which reasonably could be expected to cause any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date such that the conditions to closing set forth in Section 8.1(a) would not be satisfied, and (b) any failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions to closing set forth in Section 8.1(b) would not be satisfied; provided that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect any remedies available to the party receiving such notice. No notification or update under this Section 6.4 or otherwise shall be deemed to supplement or amend the Seller Disclosure Schedule for the purpose of determining satisfaction of the conditions set forth in Section 7.1.

          (b) From the date hereof until the earlier of the Closing Date or termination of this Agreement, Purchaser shall give prompt notice to the Seller of (a) the occurrence or non-occurrence of any event, or existence or non-existence of any condition, fact or circumstance, which reasonably could be expected to cause any representation or warranty of Purchaser contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing Date such that the conditions to closing set forth in Section 8.2(a) would not be satisfied, and (b) any failure of Purchaser to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions to closing set forth in Section 8.2(b) would not be satisfied; provided that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect any remedies available to the party receiving such notice. No notification or update under this Section 6.4 or otherwise shall be deemed to supplement or amend the Parent Disclosure Schedule for the purpose of determining satisfaction of the conditions set forth in Section 7.1.

ARTICLE 7. POST-CLOSING COVENANTS

     7.1 Noncompetition Agreement.

          (a) For and in consideration of the consummation of the Transaction, during the period commencing with the Closing Date and ending [***] of the Closing Date (the “Noncompetition Period”), the parties acknowledge that the relevant market for the Business is worldwide in scope and that there exists intense worldwide competition for the products and services of the Business and Seller covenants and agrees that it shall not engage in any Competitive Activity in the Restricted Territory.

          (b) “Competitive Activity” shall mean directly or indirectly (or having any equity interest in any Person directly or indirectly) (i) engaging in any activity in the introduction, marketing, offering for sale, sale and support of any Integrated Metrology Device; (ii) employing, soliciting for employment (other than general solicitations not specifically targeted to the Business Employees), or recommending for employment (other than standard confirmations of employment) any Business Employee during such Person’s employment with the Purchaser, TTI or their Affiliates.

          (c) “Restricted Territory” shall mean every state, territory, country, or jurisdiction in which Purchaser, TTI or their Affiliates have conducted Integrated Metrology business during the three (3) years prior to the Closing Date.

          (d) Notwithstanding the foregoing, the provisions of this Section 7.1 shall not prevent Seller from beneficially owning up to [***], on a fully-diluted basis, of the total shares of all classes of stock outstanding of any corporation having securities listed on the New York Stock Exchange, the American Stock Exchange, or traded on Nasdaq.

          (e) It is the understanding of the parties that the scope of the covenants contained in this Section 7.1, both as to time and area covered, are necessary to protect the rights of the Purchaser and the goodwill that is a part of the Business of Seller to be acquired by the Purchaser. It is the parties’ intention that these covenants be enforced to the greatest extent (but to no greater extent) in time, area, and degree of participation as is permitted by the law of that jurisdiction whose law is found to be applicable to any acts in breach of these covenants. It being the purpose of this Agreement to govern competition by Seller in the Restricted Territory, these covenants shall be governed by and construed according to that law (from among those jurisdictions arguably applicable to this Agreement and those in which a breach of this Agreement is alleged to have occurred or to be threatened) which best gives them effect. The prohibitions in each of subsections (a)-(d) in Section 7.1 above shall be deemed, and shall be construed as separate and independent agreements between the Purchaser and Seller. If any such agreement or any part of such agreement is held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void, or unenforceable any other part of them or any separate agreement not declared invalid, void or unenforceable; and this Agreement shall in such case be construed as if the invalid, void, or unenforceable provisions were omitted.

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

          (f) The parties agree that the covenants of Seller contained in this Section 7.1 may be assigned by the Purchaser to any Person to whom may be transferred the Business or Purchased Assets of Seller by the sale or transfer of their business and assets or otherwise. It is the parties’ intention that the covenants of Seller shall inure to the benefit of any Person that may succeed to the Business or Purchased Assets of Seller (as acquired by the Purchaser under this Agreement) with the same force and effect as if the covenants were made directly with such successor.

          (g) The parties agree that, in the event of breach or threatened breach of Seller’s covenants in this Section 7.1, the damage or imminent damage to the value and the goodwill of the Purchaser and the Business shall be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Accordingly, the parties agree that the Purchaser shall be entitled to injunctive relief against Seller in the event of any breach or threatened breach of any of such covenants by Seller, in addition to any other relief (including damages) available to the Purchaser under this Agreement or under applicable law.

     7.2 Right of First Refusal. Notwithstanding any other provision herein, during the period commencing on the expiration of the Noncompetition Period and ending [***] of such expiration (the “Right of First Refusal Period”), in the event that Seller desires to license, sell, assign or otherwise transfer any right, title or interest, including manufacturing rights, whether by operation of law or otherwise, in and to [***] (the “Restricted Device”), or otherwise desires to market, sell, lease or otherwise transfer any Restricted Device, to any Person (a “Restricted Transaction”), or initiates, solicits, proposes, holds any negotiations, discussions, enters into any agreements, or provides any material information to, any Person concerning a potential Restricted Transaction, the Purchaser shall have a right of first refusal to acquire from Seller such right, title and interest in and to the Restricted Device. Seller shall promptly provide the Purchaser with written notice of any potential Restricted Transaction, including an accurate and complete description of the terms and conditions thereof and the identity of the proposed counter-party or counter-parties to the Restricted Transaction. The Purchaser shall have the prior right to consummate the proposed Restricted Transaction (the “Right of First Refusal”) on the terms and conditions contained in such notice. Within thirty (30) days following the Purchaser’s receipt of such notice, the Purchaser may indicate to the Seller in writing its desire to consummate the proposed Restricted Transaction. In the event that Purchaser elects not to exercise the Right of First Refusal during such thirty (30) day period, Seller shall have the right to consummate the proposed Restricted Transaction with the counter-party or counter-parties and on terms and conditions no more favorable to Seller than as set forth in Seller’s notice during the ninety (90) day period commencing upon the expiration of the aforementioned thirty (30) day period. In the event that Seller fails to consummate the proposed sale, assignment, license or other transfer during such ninety (90) day period, the proposed sale, assignment, license or other transfer shall thereupon be subject to the Right of First Refusal, on the terms set forth in this Section 7.2, until the expiration of the Right of First Refusal Period.

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

     7.3 Licenses.

          (a) Licenses to Seller.

               (i) Category-1 Intellectual Property.

                    (a) Stand-Alone Field. Subject to the terms and conditions of this Agreement, effective as of the Closing, Purchaser hereby grants to Seller, and Seller retains, a worldwide, perpetual, irrevocable, non-terminable, fully paid-up, royalty-free, exclusive (even as between Seller and Purchaser), transferable, sublicensable right and license (x) under all of Purchaser’s rights in the Category-1 Patents, to make, have made, use, sell, offer for sale, and import any product, and to practice any claimed method or process within the Category-1 Patents, in each case solely in the Stand-Alone Field, and (y) under all of Purchaser’s rights in the Category-1 Intellectual Property, to use, disclose and otherwise exploit such Category-1 Intellectual Property solely in the Stand-Alone Field.

               (ii) Category-2 Intellectual Property.

                    (a) Stand-Alone Field. Subject to the terms and conditions of this Agreement, effective as of the Closing, Purchaser hereby grants to Seller, and Seller retains, a worldwide, perpetual, irrevocable, non-terminable, fully paid-up, royalty-free, exclusive (even as between Seller and Purchaser), transferable, sublicensable right and license (x) under all of Purchaser’s rights in the Category-2 Patents, to make, have made, use, sell, offer for sale, and import any product, and to practice any claimed method or process within the Category-2 Patents, in each case solely in the Stand-Alone Field, and (y) under all of Purchaser’s rights in the Category-2 Intellectual Property, to use, disclose and otherwise exploit such Category-2 Intellectual Property solely in the Stand-Alone Field.

                    (b) IM Field. Subject to the terms and conditions of this Agreement, Purchaser hereby grants to Seller, and Seller retains, a worldwide, perpetual, irrevocable, non-terminable, fully paid-up, royalty-free, non-exclusive, transferable, sublicensable right and license (x) under all of Purchaser’s rights in the Category-2 Patents and effective during the period commencing on the Closing and ending on the expiration of the Noncompetition Period, to make and have made prototypes of Integrated Metrology Devices, to use such prototypes solely for research and development thereof, and to practice any claimed method or process within the Category-2 Patents in connection with such research and development, (y) under all of Purchaser’s rights in the Category-2 Patents and effective upon the expiration of the Noncompetition Period, to make, have made, use, sell, offer for sale, and import any product, and to practice any claimed method or process, in each case solely in the IM Field, and (z) under all of Purchaser’s rights in the Category-2 Intellectual Property, to use such Category-2 Intellectual Property solely in the IM Field.

               (iii) Seller shall have the right to retain copies of all Technical Documents and Books and Records for use as permitted pursuant to the licenses set forth in this Section 7.2.

          (b) Licenses to Purchaser.

               (i) Category-3 Intellectual Property. Subject to the terms and conditions of this Agreement, effective as of the Closing, Seller hereby grants to Purchaser a worldwide, perpetual, irrevocable, non-terminable, fully paid-up, royalty-free, non-exclusive, non-transferable (except that the license set forth in this Section 7.3(b)(i) may be transferred by Purchaser to an Affiliate of Purchaser, provided that such license is transferred to such Affiliate in its entirety such that Purchaser retains no rights under such license after such transfer), non-sublicensable (except as set forth in Section 7.3(d)) right and license (x) under the Category-3 Patents to make, have made, use, sell, offer for sale, and import any CCD-i Device, and to practice any claimed method or process within the Category-3 Patents solely with respect to CCD-i Devices, and (y) under all Category-3 Intellectual Property, to use such Category-3 Intellectual Property solely with respect to CCD-i Devices, and (z) under all of the rights of Purchaser in the Category-3 Intellectual Property, to disclose such Category-3 Intellectual Property to its permitted sublicensees for their use solely within the scope of their sublicenses, and to disclose such Category-3 Intellectual Property to its development partners, contractors, manufacturers, resellers, distributors and customers for their use solely with respect to CCD-i Devices of Purchaser.

               (ii) Category-4 Intellectual Property.

                    (a) IM Field. Subject to the terms and conditions of this Agreement, effective as of the Closing, Seller hereby grants to Purchaser a worldwide, perpetual, irrevocable, non-terminable, fully paid-up, royalty-free, non-exclusive, transferable (provided that the license set forth in this Section 7.3(b)(ii)(a) is transferable only in its entirety, such that Purchaser retains no rights under such license after such transfer), non-sublicensable (except as set forth in Sections 7.3(b)(ii)(b) and 7.3(d) below) right and license (x) under the Category-4 Patents, to make, have made, use, sell, offer for sale, and import any products, and to practice any claimed method or process within the Category-4 Patents, in each case solely in the IM Field, and (y) under all of Category-4 Intellectual Property, to use such Category-4 Intellectual Property solely in the IM Field and disclose any such Category-4 Intellectual Property to permitted sublicensees for their use solely within the scope of their sublicenses, and to disclose such Category-4 Intellectual Property to its development partners, contractors, manufacturers, resellers, distributors and customers solely for their use in connection with Integrated Metrology Devices of Purchaser.

                    (b) Sublicenses of Category-4 Patents. In the event of any Patent infringement suit by a third party against Purchaser, Purchaser may sublicense any of its rights under any Category-4 Patent to such third party and its Affiliates, subject to the following:

                         (i) Purchaser may only grant sublicense under Section 7.3(b)(ii)(b) in connection a settlement of such Patent infringement litigation;

                         (ii) Any sublicense granted pursuant to Section 7.3(b)(ii)(b) shall be on terms no less favorable than any other Purchaser Patent included in the applicable settlement;

                         (iii) The financial or other consideration received for a sublicense of the Category-4 Patents under Section 7.3(b)(ii)(b) shall not be different than any other Patents of Purchaser included in the settlement;

                         (iv) Purchaser may only grant sublicense under Section 7.3(b)(ii)(b) in connection with Purchaser’s grant of a license of its own Patents to such third party in settlement of such Patent infringement suit; and

                         (v) Any sublicense granted pursuant to Section 7.3(b)(ii)(b) shall be limited to products of such third party and its Affiliates in the IM Field, with no further right to sublicense.

               (iii) Category-5 Intellectual Property.

                    (A) IM Field. Subject to the terms and conditions of this Agreement, effective as of the Closing, Seller hereby grants to Purchaser a worldwide, perpetual, irrevocable, non-terminable, fully paid-up, royalty-free, non-exclusive, non-transferable (except that the license set forth in this Section 7.3(b)(iii)(A) may be transferred by Purchaser to an Affiliate of Purchaser, provided that such license is transferred to such Affiliate in its entirety such that Purchaser retains no rights under such license after such transfer), non-sublicensable (except as set forth in Section 7.3(d)) right and license (x) under the Category-5 Patents, to make, have made, use, sell, offer for sale, and import any products, and to practice any claimed method or process within the Category-5 Patents, in each case solely in the IM Field, and (y) under all of Category-5 Intellectual Property, to use such Category-5 Intellectual Property solely in the IM Field and disclose any such Category-5 Intellectual Property to its permitted sublicensees for their use solely within the scope of their sublicenses, and to disclose any such Category-5 Intellectual Property to its development partners, contractors, manufacturers, resellers, distributors and customers for their use solely in connection with Integrated Metrology Devices of Purchaser.

          (c) Permitted Disclosures. All rights granted to under this Section 7.2 to make disclosures under Intellectual Property Rights of the other party in any applicable field shall be subject the requirement that such disclosing party enter into a binding written agreement with each direct or indirect recipient of such disclosure prohibiting such recipient from using the disclosed items outside of such field.

          (d) Sublicenses to Affiliates. Each license granted to a party pursuant to this Section 7.2 shall be sublicensable, in part or whole, by such party to its Affiliates.

          (e) Reservation of Rights. Each party hereby reserves all rights not expressly granted hereunder.

          (f) Set-Up Tools. Notwithstanding anything to the contrary, Set-Up Tools are deemed to be Integrated Metrology Devices and to be within the IM Field, and Set-Up Tools are deemed to be excluded from the Stand-Alone Field.

     7.4 Further Assurances.

          (a) Each party agrees to furnish upon request to each other party such further information, to execute and deliver to each other party such other documents, and to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the Transaction.

          (b) The parties agree that, in the event of any inaccuracy or breach or threatened breach of Seller’s representations and warranties in Sections 3.9(a), 3.9(b) or 3.9(d), the damage or imminent damage to the value and the goodwill of the Purchaser and the CCD-i Business shall be irreparable and extremely difficult to estimate, making any remedy at law or in damages inadequate. Seller covenants and agrees that in the event of such inaccuracy or breach, as a result of which any Seller Intellectual Property is not assigned to the Purchaser at the Closing, Seller does hereby make, constitute and appoint the Purchaser (and any of the Purchaser’s officers or employees or agents designated by the Purchaser) as Seller’s true and lawful attorney-in-fact, with full power and authority, and hereby authorizes the Purchaser, in Seller’s name, place and stead, without notice to or assent by Seller, (i) to assign, convey and transfer to the Purchaser all right, title and interest in and to such Seller Intellectual Property; (ii) to execute and file in the name of Seller and to execute the name of Seller on all or any of documents or instruments and perform all or any acts that the Purchaser deems necessary or advisable in order to accomplish the purposes of this Section 7.2; and (iii) to exercise all rights and remedies of Seller with respect to such Seller Intellectual Property, granting to the Purchaser, as the attorney-in-fact of Seller, full power of substitution and full power to do any and all things necessary to be done as fully and effectually as Seller might or could do but for this appointment. This power of attorney is coupled with an interest, shall be irrevocable so long as Seller’s representations and warranties in Sections 3.9(a), 3.9(b) or 3.9(d) shall survive, and shall survive any reorganization, liquidation or dissolution of Seller. Seller hereby ratifies, to the extent permitted by law, all that the Purchaser shall lawfully and in good faith do or cause to be done by virtue of and in compliance with this Section 7.2, and Seller hereby waives all moral right in and to all Seller Intellectual Property in furtherance of this Section 7.2. To the extent that such Seller Intellectual Property is not promptly assigned to the Purchaser, Seller hereby grants to the Purchaser and its Affiliates, a worldwide, perpetual, royalty-free, irrevocable, transferable, sub-licensable and exclusive license under such Seller Intellectual Property to (i) develop, make, have made, use, import, offer to sell, sell, lease, distribute and otherwise transfer any products, applications or services containing such Seller Intellectual Property; (ii) use and practice any process that is the subject of such Seller Intellectual Property; (iii) reproduce, modify and prepare derivative works of copyrightable works (and derivative works thereof); and (iv) display, perform, digitally perform, and distribute (directly or indirectly) such copyrightable works (and derivative works thereof). The scope of exclusivity of any license hereunder shall cover Seller and exclude Seller from exercising any of the rights licensed pursuant to this Section 7.2.

          (c) The parties acknowledge that Purchaser shall have two (2) months from the Closing Date to conduct a physical audit of the Inventory. If such audit reveals a shortage of the Inventory from that set forth on Schedule 1.1(b) hereof, Purchaser may request, and in such case Seller shall in good faith conduct an audit of its own stock inventory to determine if the missing Inventory is in that stock. If Seller discovers the missing Inventory in its stock, it shall promptly deliver such Inventory to Purchaser.

     7.5 Nondisclosure. Except as may be required to comply with any applicable Legal Requirement or as set forth in Section 7.2 above, neither Seller nor any of its successors and assigns shall (a) retain any document, databases or other media embodying any Confidential Information which constitutes a part of the Purchased Assets or Assumed Liabilities or use, publish or disclose to any third party any such Confidential Information; provided, that Seller shall be entitled to retain copies of any of the foregoing to the extent necessary in connection with prosecuting or defending any matter not assumed by the Purchaser or related to the Excluded Assets or Excluded Liabilities; or (b) use, publish or disclose any Confidential Information concerning the Purchaser or its Affiliates, unless such information is or becomes a matter of public knowledge through no fault of Seller. In the event of any termination of this Agreement, (i) each party shall treat as confidential and proprietary and shall not disclose or use, directly or indirectly, in any manner whatsoever, or permit Persons under its control to disclose or to use, any information concerning the other party or its respective businesses or products obtained pursuant to or in connection with the Transaction which are the subject matter of this Agreement, unless such information is or becomes a matter of public knowledge through no fault of such party or can be shown to have been in the possession of such party prior to disclosure by the other party; and (ii) such party shall promptly return to the other party upon written request all written information and documents received from any other party, its affiliates, accountants or counsel, in connection with such Transaction, including all copies thereof. Each party acknowledges that there is not an adequate remedy at law for the breach of this Section 7.5 and that, in addition to any other remedies available, injunctive relief may be granted for any such breach. The provisions of this Section 7.5 shall survive any termination of this Agreement. Purchaser shall not disclose any Confidential Information relating to the Category-3 Intellectual Property, Category-4 Intellectual Property, or Category-5 Intellectual Property except as set forth in Section 7.2 above.

     7.6 Transition Services. For two (2) months from the Closing Date, Seller, at its own expense and without cost to Purchaser, agrees to provide use of and access to Seller’s facilities, equipment and communication and support services (including computer, design, development and testing systems and telecommunications and information technology support of the type provided to the Business Employees prior to Closing) to Business Employees who shall have accepted Purchaser’s offer of employment, and Seller shall provide reasonable access during normal business hours to those employees of TTI, TEL or their respective Affiliates who have a need to be involved in the transition of the Purchased Assets and Assumed Liabilities (provided each such Person shall have agreed (x) to be bound by Seller’s standard form of confidentiality agreement with respect to Confidential Information of Seller not relating to the Purchased Assets or Assumed Liabilities, and (y) to comply with Seller’s security and other access policies); to maintain the tangible Purchased Assets in the facilities and equipment in which they were maintained immediately prior to the Closing, segregated from Seller’s equipment and facilities used for purposes other than those set forth herein, and free of any Encumbrances. Seller further agrees to cooperate with Purchaser in the transfer of any Technical Documents and Books and Records in and from Seller’s computer, design, development and testing systems to Purchaser’s systems; make Seller’s employees available to Purchaser for the purpose of providing reasonable assistance in connection with the orderly transfer of the CCD-i Business; and provide all support services currently provided by Seller to such Business Employees, all as Purchaser may reasonably request.

     7.7 Option to Purchase Opti-Probe. Seller hereby grants to the Purchaser an option to purchase from Seller one Opti-Probe® film measurement tool conforming to the specifications of Purchaser and pursuant to Purchaser’s standard commercial terms and conditions, as set forth on Schedule 7.7, for the purchase price of [***]. Purchaser may indicate to the Seller in writing its desire to exercise such option after July 1, 2005 and on or before September 30, 2005.

     7.8 Manufacturing and Supply Option. Seller hereby covenants and agrees that for a period of up to thirty-six (36) months, Seller shall manufacture and supply the Integrated Metrology Device to Purchaser pursuant to such purchase orders, on the terms and conditions set forth on Schedule 7.8 and such other terms and conditions as may be reasonably agreed by the parties, as Purchaser may issue to Seller in accordance with such terms and conditions (including mutually agreed lead times), in the event that (a) any Person shall assert any claim that the CCD-i Hardware infringes the Intellectual Property Rights of such Person and Seller’s manufacture and supply of such Integrated Metrology Device to Purchaser would not infringe such Intellectual Property Rights, and (b) Purchaser in its sole discretion elects to require Seller to manufacture and supply the Integrated Metrology Device pursuant to this Section 7.8. Purchaser agrees that it shall use commercially reasonable efforts to assist Seller in carrying out the intent of this Section 7.8.

     7.9 Purchase Order Cancellation Costs. Seller covenants and agrees that it shall pay [***] of any Liability arising from the cancellation, if any, of the purchase order set forth on Schedule 7.9 to the extent such cancellation occurs, and such Liability arises, within six (6) months of the Closing.

     7.10 Acceptance of Outstanding Orders; Termination of OEM Agreement.

          (a) The parties agree that effective as of the Closing Date (assuming delivery to Purchaser of the Ordered Products on or prior to the Closing Date), the Seller Products to be purchased by Purchaser pursuant to the outstanding orders set forth on Schedule 7.10(the “Ordered Products”) shall be deemed accepted (with respect to Seller) by Purchaser and all of Seller’s warranty obligations for any such Seller Products purchased by Purchaser prior to the Closing Date shall be terminated.

          (b) The parties agree that effective as of the Closing Date, that certain TEL OEM Agreement, dated as of June 16, 2003, by and between Purchaser and Seller (the “TEL Contract”) is hereby expressly terminated, provided that all provisions which, by virtue of Section 24 of the TEL Contract, survive termination, shall also be terminated effective as of the Closing Date, excluding only Section 17 (Confidentiality), which provision shall continue in full force and effect except to the extent such provision applies to Information (as defined therein) relating to the Purchased Assets or Assumed Liabilities.

     7.11 Post Closing Assignments. If Seller files any Category-1 Future Patents or Category-2 Future Patents prior to end of the Capture Period, Seller agrees to assign such Category-1 Future Patents and Category-2 Future Patents to Purchaser at the expiration of the Capture Period. If Purchaser files any Category-3 Future Patents or Category-4 Future Patents

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

that name any Business Employee as an Inventor prior to the end of the Capture Period, Purchaser agrees to assign such Category-3 Future Patents and Category-4 Future Patents to Seller at the expiration of the Capture Period.

ARTICLE 8. CONDITIONS TO CLOSING

     8.1 Conditions Precedent to Obligations of the Purchaser. The obligations of the Purchaser to consummate the Transaction are subject to the satisfaction of the following conditions, unless waived by the Purchaser in writing:

          (a) Representations and Warranties. The representations and warranties of Seller set forth in Article 3 of this Agreement shall be true and correct on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date), except where the failure of such representations or warranties to be true and correct (without regard to qualifications therein as to “materiality” or “Material Adverse Effect”) would not, individually or in the aggregate, have a Material Adverse Effect on the Business.

          (b) Performance of Obligations. Seller shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement prior to the Closing Date.

          (c) No Material Adverse Change. There shall not have occurred a Material Adverse Effect on the Business which Material Adverse Effect on the Business is continuing as of the Closing.

          (d) Legal Requirements. No Legal Requirement shall be in effect which prohibits or materially restricts the consummation of the Transaction at the Closing, or which otherwise adversely affects in any material respect the right or ability of the Purchaser to own, operate or control the Purchased Assets, in whole or material part, and no Proceeding is pending or threatened in writing by a Governmental Authority which would reasonably be expected to result in a Legal Requirement having such an effect.

          (e) Consents. Seller shall have delivered to the Purchaser the Consents listed on Section 3.3 of the Seller Disclosure Schedule.

          (f) Termination of Security Interests. Seller shall have delivered to the Purchaser evidence of termination of the Encumbrances upon the Purchased Assets listed on Schedule 8.1(f).

          (g) Termination of Contracts. Seller shall have delivered to Purchaser evidence of the termination of the Contracts listed on Schedule 8.1(g).

     8.2 Conditions Precedent to Obligations of Seller. The obligations of Seller to consummate the Transaction are subject to the satisfaction of the following conditions, unless waived by Seller in writing:

          (a) Representations and Warranties. The representations and warranties of the Purchaser set forth in Article 4 of this Agreement shall be true and correct on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date), except where the failure of such representations or warranties to be true and correct (without regard to qualifications therein as to “materiality” or “Purchaser Material Adverse Effect”) would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.

          (b) Performance of Obligations. The Purchaser shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement prior to the Closing Date.

          (c) Employment Matters. TTI shall have delivered to each Business Employee a duly executed employment offer letter.

          (d) Legal Requirements. No Legal Requirement shall be in effect which prohibits or materially restricts the consummation of the Transaction at the Closing, and no Proceeding is pending or threatened in writing by a Governmental Authority which would reasonably be expected to result in a Legal Requirement having such an effect.

ARTICLE 9. CLOSING MATTERS

     9.1 Time and Place of Closing. The closing of the purchase and sale provided for in this Agreement (the “Closing”) shall occur at the offices of Morrison & Foerster LLP, 755 Page Mill Road, Palo Alto, California, not more than two (2) business days after the satisfaction or waiver of the conditions set forth in Section 7.1 (other than conditions that are intended to be satisfied at the Closing, but subject to the fulfillment of such conditions) or at such other date, time or place as the parties may agree (the “Closing Date”). The parties hereto agree that they shall use best efforts to cause the Closing to occur on or before June 30, 2005.

     9.2 Seller’s Closing Deliveries.

          (a) Patent Assignment. Seller shall have delivered to the Purchaser a patent assignment, substantially in the form of Exhibit 9.2(a) hereto, for all of the Category-1 Existing Patents and Category-2 Existing Patents.

          (b) General Assignment and Bill of Sale. Seller shall have delivered to the Purchaser a duly executed General Assignment and Bill of Sale covering all of the applicable Purchased Assets, including the Seller Intellectual Property, in the form attached hereto as Exhibit 9.2(b).

          (c) Assignment and Assumption Agreement. Seller shall have delivered to the Purchaser a duly executed Assignment and Assumption Agreement covering all of the Assumed Liabilities, in the form attached hereto as Exhibit 9.2(c) (the “Assignment and Assumption Agreement”).

          (d) Officer’s Certificate. A certificate executed on behalf of Seller by its President or Chief Executive Officer, dated as of the Closing Date, certifying as to Sections 8.1(a) and (b).

          (e) Secretary’s Certificate. Seller shall have delivered a certificate, duly executed by Seller’s Secretary, dated as of the Closing Date, certifying as to (i) the Certificate of Incorporation and bylaws of Seller as in effect as of the Closing Date; (ii) resolutions of Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and of all other Transaction Documents; and (iii) the incumbency of Seller’s officers executing this Agreement and all other Transaction Documents.

          (f) Documents, Books and Records. Seller shall have delivered, or otherwise made available under Section 7.6, copies of the material Technical Documents and Books and Records in the form existing and in the possession of Seller as of Closing.

          (g) Opinion of Seller’s Counsel. Wilson Sonsini Goodrich & Rosati, Seller’s legal counsel, shall have delivered to the Purchaser an opinion, dated as of the Closing Date, substantially in the form attached hereto as Exhibit 9.2(g).

          (h) Allocation Schedule. Seller shall have delivered to Purchaser the Allocation Schedule as provided in Section 2.2 hereof.

          (i) Other Documentation. Seller shall have delivered such other certificates, instruments or documents required pursuant to the provisions of this Agreement or otherwise necessary to transfer the Purchased Assets and Assumed Liabilities in accordance with the terms hereof and to consummate the Transaction, and to vest in the Purchaser full and complete title to the Purchased Assets, free and clear of all Encumbrances.

     9.3 Purchaser’s Closing Deliveries.

          (a) Assignment and Assumption Agreement. The Purchaser shall have delivered to Seller a duly executed Assignment and Assumption Agreement.

          (b) Officer’s Certificate. A certificate executed on behalf of Purchaser by its duly authorized officer, dated as of the Closing Date, certifying as to Sections 8.2(a) and (b).

          (c) Purchase Price. The Purchaser shall have delivered by wire transfer of immediately available funds to an account designated by Seller, Eight Million Nine Hundred Fifty Thousand Dollars ($8,950,000), which amount shall constitute payment in full of the cash portion of the Purchase Price.

ARTICLE 10. TERMINATION

     10.1 Circumstances for Termination. At any time prior to and until the Closing, this Agreement may be terminated and the Transaction abandoned, notwithstanding adoption and approval thereof by the boards of directors of any party hereto:

               (a) By the mutual written consent of the Purchaser and Seller;

               (b) By Purchaser if (i) satisfaction of a closing condition in Section 8.1 is impossible or Seller is in breach of any provision of this Agreement, which breach is not cured in a timely manner and would give rise to a failure to satisfy the conditions set forth in Sections 8.1(a) or 8.1(b), provided, that Purchaser is not, on the date of termination, in material breach of any material provision of this Agreement; or (ii) if the Closing has not occurred on or prior to July 1, 2005 (the “Outside Closing Date”) for any reason, provided, that Purchaser shall not have breached its obligations hereunder in any manner that shall have been the principal cause of the failure to consummate the Closing by such date; or

               (c) By Seller if (i) satisfaction of a closing condition in Section 8.2 is impossible or Purchaser is in breach of any provision of this Agreement, which breach is not cured in a timely manner and would give rise to a failure to satisfy the conditions set forth in Sections 8.2(a) or 8.2(b), provided, that Seller is not, on the date of termination, in material breach of any material provision of this Agreement; or (ii) if the Closing has not occurred on or prior to the Outside Closing Date for any reason, provided, that Seller shall not have breached its obligations hereunder in any manner that shall have been the principal cause of the failure to consummate the Closing by such date.

     10.2 Effect of Termination. If this Agreement is terminated in accordance with Section 10.1, all obligations of the parties hereunder shall terminate, except for the obligations set forth in Section 7.5, Article 10 and Article 12, provided, that such termination shall not release either party from any intentional breach of this Agreement, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

ARTICLE 11. INDEMNIFICATION

     11.1 Survival of Representations and Warranties.

               (a) Other than the representations and warranties contained in Section 3.9, which shall survive for a period of eighteen (18) months after the Closing Date, all representations and warranties of Seller in ARTICLE 3 of this Agreement and of Purchaser in ARTICLE 4 of this Agreement, shall survive the Closing until the first anniversary of the Closing Date; provided, that any claim for indemnification based upon a breach of any representation or warranty and asserted prior to the applicable survival date for such representation or warranty, by written notice in accordance with Section 11.3 shall survive until final resolution of such claim.

               (b) Notwithstanding anything to the contrary set forth herein, Seller shall have no liability hereunder for any Purchaser Damages asserted in any claim for indemnification made pursuant to Section 11.2(d) after the date that is eighteen (18) months following the Closing Date; provided, that any such claim for indemnification under Section 11.2(d) asserted prior to such date by written notice in accordance with Section 11.3 shall survive until final resolution of such claim.

               (c) The representations and warranties contained in this Agreement (and any right to indemnification for breach thereof) shall not be affected by any investigation, verification or examination conducted prior to the Closing Date by any party hereto or by any Representative of any such party, except, in each case, as may be set forth in the Seller Disclosure Schedule or the Purchaser Disclosure Schedule.

     11.2 Indemnification by Seller. Subject to the limitations set forth in this Article 11, Seller shall indemnify, defend and hold harmless the Purchaser and its Representatives from and against any and all Damages incurred by Purchaser or its Representatives, whether or not involving a third-party claim, including reasonable attorneys’ fees, arising out of, relating to or resulting from (collectively, “Purchaser Damages”):

               (a) any inaccuracy or breach of a representation or warranty of Seller contained in ARTICLE 3 of this Agreement or in any certificate delivered by Seller to Purchaser pursuant to Section 9.1(d) of this Agreement;

               (b) any breach of a covenant of Seller contained in this Agreement;

               (c) any Excluded Asset or Excluded Liability; or

               (d) any claim set forth on Schedule 11.2(d).

     11.3 Indemnification by Purchaser. Subject to the limitations set forth in this Article 11, Purchaser shall indemnify, defend and hold harmless Seller and its Representatives from and against any and all Damages incurred by Seller or its Representatives, whether or not involving a third-party claim, including reasonable attorneys’ fees, arising out of, relating to or resulting from (collectively, “Seller Damages”):

               (a) any breach of a representation or warranty of Purchaser contained in ARTICLE 4 of this Agreement or in any certificate delivered by Seller to Purchaser pursuant to Section 9.3(c) of this Agreement;

               (b) any breach of a covenant of Purchaser contained in this Agreement;

               (c) any Transfer Taxes allocable to the Purchaser pursuant to Section 2.3; or

               (d) any failure of Purchaser to pay, perform or otherwise discharge (i) any of the Assumed Liabilities; and (ii) all Liabilities with respect to the Purchased Assets, the basis of which arises or accrues on or after the Closing Date.

     11.4 Procedures for Indemnification.

          (a) Promptly after receipt by a party entitled to indemnification hereunder (the “Indemnitee”) of written notice of the assertion or the commencement of any Proceeding by a third-party with respect to any matter referred to in Section 11.2 or 11.3, as the case may be, the

Indemnitee shall give written notice thereof to the party obligated to indemnify Indemnitee (the “Indemnitor”), which notice shall include a description of the Proceeding, the amount thereof (if known and quantifiable) and the basis for the Proceeding, and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, that failure of the Indemnitee to give the Indemnitor written notice of the assertion or commencement of any such third-party Proceeding shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby (and except as provided in Section 11.1):

          (b) Any Indemnitor shall be entitled to participate in the defense of such third-party Proceeding giving rise to an Indemnitee’s claim for indemnification hereunder (a “Third Party Claim”) at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a nationally recognized and reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, that:

               (i) The Indemnitee shall be entitled to participate in the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnitor effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnitor, and except that the Indemnitor shall pay all of the fees and expenses of such separate counsel if the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee);

               (ii) The Indemnitor shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnitee) and shall pay the fees and expenses of counsel retained by the Indemnitee if (i) such Third Party Claim relates to or arises in connection with any criminal or quasi-criminal Proceeding, indictment or allegation against the Indemnitee; (ii) the Indemnitee reasonably believes an adverse determination with respect to such Third Party Claim would injure the Indemnitee’s reputation or be materially detrimental to Purchaser’s future business prospects; (iii) such Third Party Claim seeks an injunction or equitable relief against the Indemnitee; (iv) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnitor and the Indemnitee with respect to such Third Party Claim; (v) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such Third Party Claim; or (vi) the Indemnitee reasonably believes that the Purchaser Damages or Seller Damages, as the case may be, relating to such Third Party Claim would exceed the maximum amount that such Indemnitee could then be entitled to recover under the applicable provisions of Article 11; provided, however, that (x) in each case, the Indemnitee shall prosecute, defend and settle, as the case may be, any such Third Party Claim in good faith, and (y) in the case of sub-clause (vi), the Indemnitee shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and

               (iii) if the Indemnitor shall control the defense of any such Third Party Claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice; and

     Regardless of which party defends or prosecutes any such Third Party Claim, the parties shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery, proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

          (c) A claim for indemnification by an Indemnitee for any matter hereunder shall be asserted by delivery of written notice to the Indemnitor (a “Notice of Claim”). Such Notice of Claim shall (i) state the amount of Seller Damages or Purchaser Damages, as the case may be, incurred by the Indemnitee (if known or reasonably quantifiable), (ii) specify in reasonable detail the individual items of Damages included in the amount stated, the date of each such item was incurred, and the nature of the breach of representation, warranty or covenant to which such Damage is related (including specific references to the applicable representation, warranty or covenant), and (iii) be executed by a duly authorized officer of the Purchaser or Seller, as the case may be.

          (d) The Indemnitor may make a written objection (an “Objection”) to any claims for indemnification included within a Notice of Claim hereunder, at any time within sixty (60) days after delivery of the Notice of Claim. In the event of a dispute that the parties are able to resolve, the parties shall prepare and sign a memorandum setting forth such agreement, and the Indemnitor shall pay to the Indemnitee by wire transfer of immediately available funds, in satisfaction of such claim, to an account designated by the Indemnitee the agreed upon amount within fifteen (15) days of the date of such written memorandum. If, within sixty (60) days of delivery of the notice of Objection (as such period may be extended by mutual agreement between the parties), the parties are unable to resolve a dispute over the claim for indemnification to which the Objection has been made, the dispute shall be resolved by binding arbitration in accordance with Section 12.4.

     11.5 Limitations.

          (a) Seller shall not be obligated to indemnify Purchaser for any Purchaser Damages under Section 11.2 hereof until the aggregate amount of Purchaser Damages for which Purchaser is entitled to indemnification hereunder exceeds [***] (the “Threshold Amount”), in which case Purchaser shall be entitled to recover all such Purchaser Damages, including the Threshold Amount; provided, however, that the Threshold Amount shall be [***] with respect to any such Purchaser Damages arising out of, relating to or resulting from a breach of Seller’s delivery obligations under Sections 1.1(b), (c), (d), (h) and (i) and 9.2(a)and (b) hereof. Except a expressly provided in the next sentence of this Section 11.5(a), notwithstanding anything contained in this Agreement to the contrary, in no event shall Seller’s liability for Purchaser Damages hereunder exceed, in the aggregate, an amount equal to [***] of the Purchase Price (the “Indemnity Cap”). Seller’s Threshold Amount and Indemnity Cap shall not apply to any Seller indemnification obligation arising out of, relating to or resulting from fraud or intentional misrepresentation by Seller, or if the Transaction does not close.

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

          (b) Purchaser shall not be obligated to indemnify Seller for any Seller Damages under Section 11.3 hereof until the aggregate amount of Seller Damages for which Seller is entitled to indemnification hereunder exceeds the Threshold Amount, in which case Seller shall be entitled to recover all such Seller Damages, including the Threshold Amount. Except as expressly provided in the next sentence of this Section 11.5(b), notwithstanding anything contained in this Agreement to the contrary, in no event shall Purchaser’s liability for Seller Damages hereunder exceed, in the aggregate, an amount equal to the Indemnity Cap. Purchaser’s Threshold Amount and Indemnity Cap shall not apply to any Purchaser indemnification obligation arising out of, relating to or resulting from fraud or intentional misrepresentation by Purchaser, or if the Transaction does not close.

          (c) Notwithstanding anything contained in this Agreement to the contrary, the amount of an Indemnitor’s liability pursuant to this Article 11 shall be net of any insurance proceeds or other third party indemnity or contribution amounts actually recovered by an Indemnitee. Each Indemnitee shall use commercially reasonable efforts to collect any such insurance proceeds or other third party indemnity or contribution amounts recoverable by such Indemnitee, and in the event any such amounts are collected after a claim for Damages has been paid by an Indemnitor, the Indemnitee shall promptly reimburse such amounts to such Indemnitor.

          (d) Notwithstanding anything contained in this Agreement to the contrary, no Indemnitor shall be liable to an Indmenitee for any indirect, special, punitive, exemplary or consequential loss or damage (including any loss of opportunity or loss of value, revenue or profit) arising out of this Agreement; provided, however, that the foregoing shall not be construed to preclude recovery by an Indemnitee in respect of any such Damages directly incurred as a result of a Third Party Claim.

     11.6 Exclusive Remedy. Following the Closing Date, the indemnification provided in this ARTICLE 11 shall be the sole and exclusive remedy after the Closing Date for damages available to the parties to this Agreement for breach of any of the terms, conditions, representations, warranties or covenants contained herein, or any right, claim or action arising from the transactions contemplated by this Agreement; provided, however, that the parties may seek an injunction or injunctions to prevent a breach of, or specific performance to enforce specifically the provisions of, any covenant contained this Agreement (excluding the covenant set forth in Section 7.8 (Manufacturing and Supply Option) for which the indemnification provided in this ARTICLE 11 shall be the sole and exclusive remedy) in any state or federal court of the State of California.

ARTICLE 12. MISCELLANEOUS PROVISIONS

     12.1 Amendments and Waivers. This Agreement may not be amended, supplemented or modified, except by an agreement in writing signed by each of the parties. Either party may waive compliance by the other party with any term or provision of this Agreement; provided, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

     12.2 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received (i) when delivered personally or by telecopy (with evidence of confirmation of receipt), (ii) one day following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee, or (iii) three (3) days following the day when deposited with the United States Postal Service as first class, registered or certified mail, postage prepaid and addressed as set forth below:

     If to the Purchaser:

Tokyo Electron Limited
TBS Broadcast Center
3-6 Akasaka 5-chome, Minato-ku, Tokyo 107-8481 Japan
Attention: Zoltan Papp
Telephone No.: 011-81-3-5561-7352
Facsimile No.: 011-81-3-5561-7149

     With a copy, which shall not constitute notice, given in the manner prescribed above, to:

Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, CA 94304
Attention: Naoki Shimazaki
Telephone No.: 650-813-5605
Facsimile No.: 650-494-0792

     If to Seller:

Therma-Wave, Inc.
1250 Reliance Way
Fremont, CA 94539
Attention: Herbert G. Burkard
Telephone No.: 510-668-2509
Facsimile No.: 510-226-6834

     With a copy, which shall not constitute notice, given in the manner prescribed above, to:

Wilson Sonsini Goodrich & Rosati
650 Page Mill Road
Palo Alto, CA 94304
Attention: Matthew W. Sonsini
Telephone No.: 650-493-9300
Facsimile No.: 650-493-6811

     Any party may alter its notice address by notifying the other parties of such change of address in conformity with the provisions of this section.

     12.3 Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision), without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.

     12.4 Dispute Resolution/Arbitration. If any dispute arising out of or related to this Agreement or any of the other Transaction Agreements is not resolved amicably by the parties themselves, such dispute shall be finally settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) before a tribunal of three (3) arbitrators, one appointed by the Purchaser, one appointed by Seller and the third appointed by the two arbitrators so appointed by Purchaser and Seller, (or, if such two arbitrators fail to agree within sixty (60) days, by the ICC). Arbitration initiated by Purchaser or Seller shall be held in Geneva, Switzerland. Unless otherwise agreed by the parties hereto, the arbitration shall be in the English language.

     12.5 Assignments Prohibited; Successors and Assigns. Prior to the Closing, neither party may assign or transfer this Agreement in whole or in part without the prior written consent of the other party. After the Closing, Purchaser may, subject to the provisions of this Agreement (including without limitation the provisions set forth in Section 7.3), upon written notice to Seller, assign or transfer this Agreement in whole or part provided that such assignee, transferee or successor agrees in writing to be bound by the terms of this Agreement (including without limitation the provisions of Section 7.3 of this Agreement). [***] provided that (x) such assignee, transferee or successor shall have a net assets (measured as of the closing date of such transaction) equal to or greater than Seller’s net assets (measured as of the Closing Date hereunder, after taking into account the sale of the Purchased Assets and Assumed Liabilities hereunder), and (y) such assignee, transferee or successor agrees in writing to be bound by the terms of this Agreement (including without limitation the provisions set forth in Section 7.1 through 7.3 of this Agreement). After the Restricted Period, Seller may, subject to the provisions of this Agreement (including without limitation the provisions set forth in Section 7.3), upon written notice to Purchaser, assign or transfer this Agreement in whole or part provided that such assignee, transferee or successor agrees in writing to be bound by the terms of this Agreement (including without limitation the provisions of Section 7.1 through 7.3 of this Agreement). Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

     12.6 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and, except as provided in Article 11, the parties do not intend to confer third-party beneficiary rights upon any other person.

     12.7 Counterparts. This Agreement may be executed (including, without limitation, by facsimile signature) in one or more counterparts, with the same effect as if the parties had

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

signed the same document. Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one agreement.

     12.8 Severability. If any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     12.9 Entire Agreement. All exhibits and schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written between the parties. The parties intend that this Agreement be the several, complete and exclusive embodiment of their agreement, and that any evidence, oral or written, of a prior or contemporaneous agreement that alters or modifies this Agreement shall not be admissible in any Proceeding concerning this Agreement. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof.

     12.10 Interpretation. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section, Article, Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.” Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement which is being clarified or illustrated.

     12.11 Construction. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. Each party acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.

     12.12 Expenses of the Parties. Each party shall bear the expenses incurred by such party in connection with the negotiation and execution of this Agreement and the consummation of the Transaction.

     12.13 Provisional Relief; Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, but expressly subject to the provisions of Section 11.6, it is agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court of the State of California, in addition to any other remedy to which they are entitled at law or in equity.

     12.14 Press Releases and Announcements. No party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that any party may make any public disclosure it reasonably believes is necessary under applicable Legal Requirement or stock market rule (in which case the disclosing party shall use reasonable efforts to advise the other party and provide it with a copy of the proposed disclosure prior to making such disclosure).

[Signatures Follow On a Separate Page]

     IN WITNESS WHEREOF, each of the parties has caused this Asset Purchase Agreement to be executed on its behalf by its respective officers thereunto duly authorized, all as of the date first written above.

“PURCHASER”

TOKYO ELECTRON LIMITED

By:	/s/ Ken Sato

Name: Ken Sato

Title: President and COO

“SELLER”

THERMA-WAVE, INC.

By:	/s/ Boris Lipkin

Name: Boris Lipkin

Title: President and CEO

EXHIBIT A
CERTAIN DEFINITIONS

“Affiliate” of any Person shall mean any Person that controls, is controlled by, is under common control with such Person. As used herein, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Seller Disclosure Schedule and all other schedules and exhibits attached hereto), as amended from time to time.

“Assignment and Assumption Agreement” shall have the meaning specified in Section 9.2(c).

“Assumed Liabilities” shall have the meaning specified in Section 1.3.

“Books and Records” shall have the meaning specified in Section 1.1(i).

“Business” shall have the meaning set forth in the first Recital.

“Business Contracts” shall mean all Contracts to which Seller is a party or by which Seller is bound that are material to the Business as currently conducted by Seller or to the Purchased Assets.

“Business Employees” shall have the meaning specified in Section 5.1.

“Capture Period” shall mean a six (6) month period commencing after the Closing Date.

“Category-1 Intellectual Property” shall mean (a) Category-1 Existing Patents and (b) all Intellectual Property Rights owned by Seller or any of its Affiliates as of the Closing, other than Patents, that are solely related to one or more of the following: [***].

“Category-1 Existing Patents” shall mean the Registered Intellectual Property Rights identified on Schedule 1.1(a) as “Category-1 Patents.”

“Category-1 Future Patents” shall mean any Patents filed during the Capture Period that are solely related to one or more of the following: [***].

“Category-1 Patents” shall mean the Category-1 Existing Patents and the Category-1 Future Patents.

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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“Category-2 Intellectual Property” shall mean (a) Category-2 Existing Patents and (b) all Intellectual Property Rights owned by Seller or any of its Affiliates as of the Closing, other than Patents, related to [***].

“Category-2 Existing Patents” shall mean the Registered Intellectual Property Rights identified on Schedule 1.1(a) as “Category-2 Patents.”

“Category-2 Future Patents” shall mean any Patents filed during the Capture Period that are related to [***].

“Category-2 Patents” shall mean the Category-2 Existing Patents and the Category-2 Future Patents.

“Category-3 Intellectual Property” shall mean (a) Category-3 Existing Patents and (b) all Intellectual Property Rights owned by Seller or any of its Affiliates as of the Closing, other than Patents, that are related to [***].

“Category-3 Existing Patents” shall mean the Registered Intellectual Property Rights listed on Schedule 7.2.

“Category-3 Future Patents” shall mean any Patents filed during the Capture Period that are related to [***].

“Category-3 Patents” shall mean the Category-3 Existing Patents and the Category-3 Future Patents.

“Category-4 Intellectual Property” shall mean (a) Category-4 Existing Patents and (b) all Intellectual Property Rights owned by Seller or any of its Affiliates as of the Closing, other than Patents, relating to [***].

“Category-4 Existing Patents” shall mean the Registered Intellectual Property Rights listed on Schedule 7.2 as “Category-4 Patents.”

“Category-4 Future Patents” shall mean any Patents filed during the Capture Period that are related to [***].

“Category-4 Patents” shall mean the Category-4 Existing Patents and the Category-4 Future Patents.

“Category-5 Intellectual Property” shall mean (a) Category-5 Patents and (b) all Intellectual Property Rights owned by Seller or any of its Affiliates as of the Closing, other than Patents, and excluding Category-1 Intellectual Property, Category-2

[***]	Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

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Intellectual Property, Category-3 Intellectual Property and Category-4 Intellectual Property.

“Category-5 Patents” shall mean any Patents owned by Seller as of the Closing Date, and any Patents filed by Seller after the Closing Date that claim priority to an application filed on or prior to the Closing Date, except for the following: the Category-1 Patents; the Category-2 Patents; the Category-3 Patents; and the Category-4 Patents.

“CCD-i Business” shall mean Seller’s existing business of research, development, design, manufacturing, testing, selling, marketing and supporting CCD-i Devices as conducted by Seller as of the Closing.

“CCD-i Device” shall mean any Integrated Metrology Device that incorporates a compact critical dimension reflectometer which utilizes depolarized broadband light to optically measure semiconductor wafers.

“CCD-i Hardware” shall mean the hardware portion of the Seller Product and the software that controls the hardware portion of the Seller Product (including, without limitation, the physical movement and position thereof), but excludes any software for analysis of signals, including, without limitation, ODP scatterometry software.

“Closing” shall have the meaning specified in Section 9.1.

“Closing Date” shall have the meaning specified in Section 9.1.

“Competing Party” shall have the meaning specified in Section 6.2.

“Competing Transaction” shall have the meaning specified in Section 6.2(a).

“Competitive Activity” shall have the meaning specified in Section 7.1(b).

“Confidential Information” shall mean all Trade Secrets and other confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formula, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its employees, officers, directors, agents, representatives, or consultants.

“Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Contract” shall mean any legally binding agreement, contract, purchase order, understanding, arrangement, commitment or undertaking of any nature (whether written or oral, express or implied).

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“Copyrights” shall mean all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Damages” shall mean and include any loss, damage, decline in value, lost opportunity, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

“Employees” shall have the meaning specified in Section 3.11(a)(i).

“Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, or similar restriction, except for Permitted Encumbrances.

“Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust or company (including any limited liability company or joint stock company).

“Environmental Law” shall mean any Legal Requirement that (including common law) that pertains to (i) the condition or protection of air, groundwater, surface water, drinking water, land or soil, surface or subsurface strata or medium, natural resources or other environmental media, (ii) worker safety and protection of individuals from exposure to Hazardous Substances, or (iii) the generation, treatment, manufacturing, use, storage, handling, recycling, presence, Release, disposal, transportation or shipment of any Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” shall have the meaning specified in Section 1.1.

“Excluded Liabilities” shall have the meaning specified in Section 1.4.

“Governmental Approval” shall mean any permit, license, certificate, approval, consent, ratification, clearance, confirmation, exemption, waiver, certification, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Governmental Authority” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or

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entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing or arbitral authority or power of any nature.

“Hazardous Substance” means any material, substance, waste, compound, pollutant or contaminant listed, defined, designated or classified as hazardous, toxic, flammable, explosive, reactive, corrosive, infectious, carcinogenic, mutagenic or radioactive or otherwise regulated by any Governmental Authority or under any Environmental Law, including petroleum or petroleum products (including crude oil) and any derivative or by-products thereof, natural gas, synthetic gas and any mixtures thereof, or any substance that is or contains polychlorinated biphenyls (PCB’s), radon gas, urea formaldehyde, asbestos-containing materials (ACM) or lead.

“ICC” shall have the meaning specified in Section 12.4.

“IM Field” shall mean the field of Integrated Metrology.

“Indemnitee” shall have the meaning specified in Section 11.4.

“Indemnitor” shall have the meaning specified in Section 11.4.

“Insurance Policies” shall have the meaning specified in Section 3.7.

“Indemnity Cap” shall have the meaning specified in Section 11.5(a).

“Integrated Metrology” shall mean optical metrology technology for performing scatterometry measurements when integrated (when in use) as a part of a semiconductor process tool.

“Integrated Metrology Device” shall mean any Integrated Metrology system, device, product, application, process or service.

“Intellectual Property Rights” shall mean any or all rights in and to intellectual property and intangible industrial property rights, including, without limitation, (i) Patents, Trade Secrets, Copyrights, and Mask Works and (ii) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world.

“Inventory” shall have the meaning specified in Section 1.1(b).

“Knowledge” shall mean the actual Knowledge of Herbert G. Burkard, J. Ray Christie, Noel Simmons, Joel Ng, Ilya Chizhov, K.C. Chan, Badru Hyatt, Dmitriy Likhachev, Boris Lipkin, John Opsal, Alex Salnik, Andrew H. Shih, Robert Shinagawa, Fred Stanke, Holger Tuitje, without independent investigation other than any independent investigation actually conducted prior to the Closing Date.

“Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification,

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determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“Machinery and Equipment” shall have the meaning specified in Section 1.1(c).

“Mask Works” shall mean all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology.

“Material Adverse Effect” means with respect to any Person, any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the condition (financial or otherwise), properties, assets (including, with respect to Seller, the Purchased Assets), liabilities (including, with respect to Seller, the Assumed Liabilities), business or operations, of such Person; or (b) to prevent or materially delay consummation of the Transaction or otherwise to prevent a party from performing its obligations under this Agreement; provided, however, that in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect: any event change or effect (A) that is the result of general market or political or economic factors affecting the economy as a whole; (B) that is the result of factors generally affecting the industry or specific markets in which the Person competes; or (C) that is the result of an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the occurrence of any acts of terrorism or acts of God.

“Material Adverse Effect on the Business” means any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (a) to be materially adverse to the Purchased Assets, the Assumed Liabilities or the Business; or (b) to prevent or materially delay consummation of the Transaction or otherwise to prevent a party from performing its obligations under this Agreement; provided, however, that in no event shall any of the following be taken into account in determining whether there has been or will be a Material Adverse Effect on the Business: any event change or effect (A) (i) that is the result of general market or political or economic factors affecting the economy as a whole; (ii) that is the result of factors generally affecting the industry or specific markets in which the Business competes; or (iii) that is the result of an outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war, or the

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occurrence of any acts of terrorism or acts of God; or (B) with respect to Article 8, Section 9.2(d) and Article 10 only, that is the result of the items listed on Schedule 8.

“Multiemployer Plan” shall mean a plan described in Section 3(37) of ERISA.

“Noncompetition Period” shall have the meaning specified in Section 7.1(a).

“Notice of Claim” shall have the meaning specified in Section 11.4(c).

“Objection” shall have the meaning specified in Section 11.4(c).

“Open Source Software” shall have the meaning specified in Section 3.9(q).

“Order” shall mean any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority; or (b) Contract with any Governmental Authority that is or has been entered into by Seller in connection with any Proceeding.

“Ordered Products” shall have the meaning specified in Section 7.10.

“Patents” shall mean all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures.

“Permitted Encumbrance” means any (i) lien for Taxes attributable to the Purchased Assets, assessments and other governmental charges or of liens of carriers, warehouseman, mechanics and material men incurred in the ordinary course of business, in each case for sums not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, to the extent the underlying obligation is an Assumed Liability, , (ii) non-exclusive rights granted by Seller in the ordinary course of business in connection with the sale or distribution of the Seller Products, (iii) any Encumbrance or imperfection in title and encroachments that do not materially impair the use or value of the respective underlying asset.

“Person” shall mean any individual, Entity or Governmental Authority.

“Personal Property” shall have the meaning specified in Section 1.1(d).

“Pre-Closing Period” shall mean any taxable period ending on or before the close of business on the Closing Date or, in the case of any taxable period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

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“Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, or appellate proceeding, or, to Seller’s Knowledge, investigative proceeding), prosecution, hearing, inquiry, audit, examination or, to Seller’s Knowledge, investigation, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

“Purchase Price” shall have the meaning specified in Section 2.1.

“Purchased Assets” shall have the meaning specified in Section 1.1.

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchaser Damages” shall have the meaning specified in Section 11.2.

“Purchaser Disclosure Schedule” shall have the meaning specified in Article 4.

“Registered Intellectual Property Rights” shall mean all United States, international and foreign: (i) Patents, including applications therefor; (ii) Copyright registrations and applications to register Copyrights; (iii) Mask Work registrations and applications to register Mask Works; and (iv) any other Intellectual Property Rights that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, or disposing of Hazardous Substances (including the abandonment or discarding of barrels, containers or other closed receptacles containing Hazardous Substances) into the environment, whether intentional or unintentional, negligent or non-negligent, sudden or non-sudden, accidental or non-accidental.

“Representatives” shall mean officers, directors, employees, attorneys, accountants, advisors, agents and subsidiaries of a party. In addition, all Affiliates of Seller shall be deemed to be “Representatives” of Seller.

“Restricted Asset” shall have the meaning specified in Section 1.5(a).

“Restricted Device” shall have the meaning specified in Section 7.1(b).

“Restricted Territory” shall have the meaning specified in Section 7.1(c).

“Restricted Transaction” shall have the meaning specified in Section 7.2.

“Right of First Refusal” shall have the meaning specified in Section 7.2.

“Right of First Refusal Period” shall have the meaning specified in Section 7.2.

“Seller” shall have the meaning set forth in the Preamble.

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“Seller Benefit Plans” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, and all severance, change in control or employment plan, program or agreement, and vacation, incentive, bonus, stock option, stock purchase, and restricted stock plan, program or policy under which any employee or former employee or director or former director of the Seller has any present or future right to benefits and under which Seller has had or has any present or future liability.

“Seller Contracts” shall mean all Contracts to which Seller is a party or by which Seller is otherwise bound.

“Seller Damages” shall have the meaning specified in Section 11.3.

“Seller Disclosure Schedule” shall have the meaning specified in Article 3.

“Seller Intellectual Property” shall mean the Category-1 Intellectual Property and the Category-2 Intellectual Property.

“Seller Licensed Intellectual Property” shall mean (a) the Category-3 Intellectual Property, Category-4 Intellectual Property and the Category-5 Intellectual Property.

“Seller Product” shall mean a CCD-i Device that has been sold or made available by Seller as of the Closing Date. The term “Seller Product” specifically excludes, without limitation, any product known as Therma-Probe, Opti-Probe and Opti-Probe CD, and any software supplied by Timbre.

“Seller Registered Intellectual Property Rights” shall mean the Category-1 Existing Patents and the Category-2 Existing Patents.

“Sensys” shall mean Sensys Instruments Corporation.

“Set-Up Tool” shall mean a device primarily for use as back up for or in calibrating an Integrated Metrology Device and which includes the same optical metrology technology and only the same optical metrology technology present in that Integrated Metrology Device.

“Stand-Alone Field” shall mean the field of optical metrology for performing measurements and operating solely as a stand-alone unit separate from a semiconductor process tool.

“Survival Date” shall have the meaning specified in Section 11.1.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any

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interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.

“Tax Authority” means Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Return” shall mean any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.

“Technical Documents” shall have the meaning specified in Section 1.1(h).

“TEL” shall have the meaning specified in the Preamble.

“Third Party Licensed Intellectual Property” shall mean Intellectual Property Rights owned by any Person other than Seller to which Seller is licensed, or which Seller is otherwise authorized to use.

“Threshold Amount” shall have the meaning specified in Section 11.5(a).

“Trade Secrets” shall mean all trade secrets under applicable law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, in each case that derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, including new developments, inventions, processes, ideas or other proprietary information that provide Seller with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto.

“Trademarks” shall mean any and all trademarks, service marks, logos, trade names, corporate names, Internet domain names and addresses and general-use e-mail addresses, and all goodwill associated therewith throughout the world.

“Transaction” shall mean, collectively, the transactions contemplated by this Agreement.

“Transaction Documents” shall mean this Agreement and all other agreements, certificates, instruments, documents and writings delivered by TEL, TTI and/or Seller in connection with the Transaction.

“Transfer Taxes” shall mean all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of Purchased Assets or assumption of

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Assumed Liabilities, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.

“TTI” shall have the meaning specified in Section 5.1.

“WARN Act” shall have the meaning specified in Section 3.11(e).

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